Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Investor Relations:
	Sheri Woodruff	Ed Arditte
	609-720-4399	609-720-4621
	swoodruff@tyco.com	Karen Chin
609-720-4398

TYCO INTERNATIONAL TO ACQUIRE INTEREST IN AIROX
TO EXPAND RESPIRATORY CARE PRODUCT LINE

PEMBROKE, Bermuda — August 2, 2006 — Tyco International Ltd. (NYSE: TYC; BSX: TYC) today announced that Tyco Healthcare has agreed to acquire 37.25 percent of the share capital of Airox S.A. (Eurolist, compartiment C) for €31.7 million EUR (approximately $40 million USD).  Airox is a leading European company in the home respiratory ventilation systems business with 2005 revenue of €18 million EUR (approximately $22 million USD).  Tyco will pay €17 EUR (approximately $21.60 USD) in cash per Airox share.  The share price represents a 30 percent premium over the current stock price and the transaction is expected to close by October 31, 2006.

Upon completion of the initial share purchase transaction, Tyco will launch a mandatory tender offer for the remaining Airox shares at the same €17 EUR per share price.  The initial share purchase and the subsequent tender offer combined are expected to total €85 million EUR (approximately $108 million USD).

Closing conditions include the completion of a net asset value audit of Airox and execution of consultancy and employment agreements with key Airox management at time of closing.  In addition, the transactions, which have been approved by the Board of Directors of Tyco International, are subject to regulatory approval.

“The homecare ventilation and non-invasive ventilator segments represent the highest growth areas of the ventilator market,” said Rich Meelia, Chief Executive Officer of Tyco Healthcare.  “Airox is a strong and well-respected innovator in the market, with a core competency in research and development.  The Airox product portfolio adds to Tyco Healthcare’s existing ventilator offerings, helping us to further expand our product line, better meet customer needs and expand our global reach.”

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services.  With 2005 revenue of $40 billion, Tyco employs approximately 250,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

ABOUT TYCO HEALTHCARE

As a major business segment of Tyco International Ltd., Tyco Healthcare is one of the world’s premiere producers of respiratory related medical products serving patients from the hospital to the home. Tyco Healthcare manufactures, distributes and services an extensive product line including disposable medical supplies, monitoring equipment, innovative wound closure products, advanced surgical devices, medical instruments and bulk analgesic pharmaceuticals.  With industry-leading brand names such as Autosuture, Kendall, Mallinckrodt, Nellcor, Puritan Bennett, Syneture and Valleylab, Tyco Healthcare products are found in virtually every healthcare setting.  More information can be found at www.tycohealthcare.com.

ABOUT AIROX

Airox employs approximately 50 employees and is located in Pau, France with current sales in both the European and Asian markets.  With revenues of approximately 18 million EUR ($22 million USD) in 2005, they offer an innovative array of turbine-based ventilators for home care and non-invasive respiratory therapy.  With a vigorous research & development program, Airox has introduced eight products since 2001.  Airox technology has been used successfully in clinical applications for more than 14 years, helping improve patient outcomes around the world.  More information can be found at www.airox.fr

FORWARD-LOOKING INFORMATION

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results.  Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.  Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.  More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2005, and Quarterly Report on Form 10-Q for the quarterly period ended  March 31, 2006.

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